EXHIBIT 99.1

LOOP INDUSTRIES REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2026

RESULTS AND PROVIDES UPDATE ON BUSINESS DEVELOPMENTS

●	The Company continues to build on strategic partnerships in India and Europe
o	Memorandum of Understanding with Gujarat government supports development of India project
o	Engineering services at India project progress and total cost is now estimated at $165-$170 million, representing a reduction from prior estimate of $190 million
o	Licensed European facility with Reed Societe Generale continues to progress following site selection and expected to generate engineering fees for Loop
●	Expense reduction initiatives lower corporate overhead

LOOP MANAGEMENT TO HOLD UPDATE CALL AT 8:45 AM ET ON THURSDAY, MAY 28, 2026

MONTREAL, QUEBEC / ACCESS Newswire / May 27, 2026 — Loop Industries, Inc. (Nasdaq: LOOP) (the “Company,” “Loop,” “we,” “us,” or “our”), today reported its consolidated financial results for the fourth quarter and full year of fiscal year 2026.  Key updates from the fourth quarter and full-year fiscal 2026 results highlight continued progress in global project deployment, enhanced cost-efficiency, and strategic regional partnerships.

Infinite Loop™ India

Government support facilitates commercial development: Loop’s India JV has signed a memorandum of understanding with the government of Gujarat providing formal alignment to support the development of Loop’s first large-scale commercial manufacturing platform.  The agreement is expected to streamline permitting, infrastructure coordination, and administrative processes, reinforcing a clear path forward and enabling a phased expansion strategy at the site which is capable of supporting multiple facilities.

Lower estimated capital cost improves project economics: Due to favorable foreign exchange movements, ongoing procurement refinements, and land cost optimizations, the estimated capital cost for the initial India facility is expected to be approximately $165–170 million, compared to prior estimates of approximately $190 million. The Company expects the Infinite Loop™ India facility to be operational in calendar 2028.

Project debt financing for India JV:  The debt syndication process for financing the construction of the India facility is progressing, with term sheets having been received from international banks who are moving into the technical due diligence stage of the process.

Infinite Loop Europe

As previously announced, Infinite Loop Europe, our European JV with Reed Societe Generale Group which purchased a license to build a European facility using Loop’s technology, has selected BASF Industriepark Lausitz in Schwarzheide, Germany, as the site for its first facility.  This location provides a number of benefits including world class industrial infrastructure and a supportive regulatory environment aimed at strengthening the EU plastics recycling sector.  Following this site selection, the project is moving into the engineering and permitting phase which is expected to generate engineering services revenue for Loop.

Operational Efficiency Initiatives

To support its commercial-scale deployment, Loop has systematically evaluated its corporate overhead through targeted expense reduction initiatives:

Non-Dilutive Government Funding:  Loop is receiving advisory services and up to C$2.92 million in non-repayable funding from the National Research Council of Canada Industrial Research Assistance Program (NRC IRAP) through its Clean Technology initiative. Extending through October 2027, this capital directly supports operational readiness and industrial innovation.

Organizational Realignment: The Company is continuing to shift resources away from early stage technology development to commercial execution, resulting in a streamlined headcount and reduced corporate overhead.

Cost controls: Loop has initiated an effort to review vendor contracts and conduct service audits across key fixed overhead expenses, yielding material savings in areas such as insurance.

CEO Comment

“We are making excellent progress on our global growth strategy by advancing our key partnerships in both India and Europe. Our Memorandum of Understanding with the Gujarat government provides a strong foundation for our Indian project. Through rigorous optimization and execution, we have successfully reduced the estimated total cost of this project to $165–$170 million, down from our prior $190 million estimate, representing a significant capital savings,” said Daniel Solomita, Loop’s Founder and Chief Executive Officer.

“Meanwhile, our European licensing agreement with Reed Société Générale Group continues to meet key milestones following the selection of the BASF Industriepark Lausitz in Schwarzheide, Germany. This project now moves into the execution phase beginning with Loop’s engineering team providing the pre-feasibility study. This, combined with our ongoing corporate expense reduction initiatives to lower overhead, has Loop operating leaner and with a clear path toward commercializing our technology globally."

Corporate Update Call

Senior Management of Loop will host a corporate update call, followed by a question-and-answer session, which can be accessed via the dial-in numbers below.

Date: Thursday, May 28, 2026

Time: 8:45 am Eastern Time

Participant joining details (by Telephone):

Joining by Telephone:

United States (Local): +1 646 307-1963

United States (Toll-Free): +1 800 932-3411

Access Code: 23860

OR

Registration Link: https://registrations.events/direct/Q4I23860681

- Avoid wait time - Bypass speaking with an operator to join the call

- Receive a Calendar Invitation with call access details including your unique PIN

Results of Operations

Fourth Quarter Ended February 28, 2026

The following table summarizes our operating results for the three-month periods ended February 28, 2026 and February 28, 2025, in thousands of U.S. Dollars.

	Three months ended
	February 28,	February 28,	Change
	2026	2025(1)	favorable / (unfavorable)
Revenues
Technology licensing	$-	$10,395	$(10,395)
Products	-	46	(46)
Services	176	368	(192)
Total revenues	176	10,809	(10,633)

Cost of Services
Cost of Services	191	218	27
Total Cost of Services	191	218	27

Expenses
Research and development
Employee compensation	103	468	365
Stock-based compensation	64	104	40
Plant and laboratory operating expenses	274	193	(81)
External engineering	24	113	89
Machinery and equipment expenditures	-	20	20
Other	15	190	175
Total research and development	480	1,088	608

General and administrative
Professional fees	382	570	188
Employee compensation	105	148	43
Stock-based compensation	418	185	(233)
Insurance	302	450	148
Other	179	221	42
Total general and administrative	1,386	1,574	188
Depreciation and amortization	94	126	32
Total expenses	1,960	2,788	828

Loss on equity method investment	353	687	334
Interest and other financial expenses	430	329	(101)
Interest income	(24)	(83)	(59)
Foreign exchange gain	(31)	(12)	19
Total other loss	728	921	193
Net (loss) income	$(2,703)	$6,882	$(9,585)

(1) Certain comparative figures have been reclassified to conform to the current year presentation, including the introduction of a cost of services line item causing reclassifications out of research and development employee compensation and external engineering expenses. These reclassifications had no impact on the previously reported net loss and comprehensive loss.

Revenues

Revenues for the three-month period ended February 28, 2026 decreased $10,633 to $176 as compared to $10,809 for the same period in 2025. The revenues for the three-month period ended February 28, 2026 resulted from $176 in engineering fees. The revenues of $10,809 for the three-month period ended February 28, 2025 resulted from royalty from Reed Societe Generale Group, engineering fees and sales of Loop™ PET resin.

Cost of Services

Cost of Services for the three-month period ended February 28, 2026 decreased $27 to $191 compared to $218 for the same period in 2025.

Research and Development

Research and development expenses for the three-month period ended February 28, 2026 decreased $608 to $480, as compared to $1,088 for the same period in 2025. The decrease was primarily attributable to a $365 decrease in employee compensation expenses, a $175 decrease in other, mainly legal fees, and an $89 decrease in external engineering.

General and administrative expenses

General and administrative expenses for the three-month period ended February 28, 2026 decreased $188 to $1,386, as compared to $1,574 for the same period in 2025. The decrease was primarily attributable to a decrease of $188 in professional fees, mainly legal fees, a decrease of $148 in insurance expenses, offset by an increase of $233 in stock-based compensation.

Loss on equity accounted investment

Loss on equity accounted investment decreased by $334 for the three-month period ended February 28, 2026. This loss relates to the Company’s 50% portion of the loss incurred by the India JV for the three-month period ended February 28, 2026, during which the India JV incurred preliminary project costs for the planned Infinite Loop™ facility in India, which are mainly engineering fees.

Net Loss

The net income for the three-month period ended February 28, 2026 decreased $9,585 to a loss of $2,703 in the period, as compared to a net income of $6,882 for the same period in 2025. The decrease was primarily due to the decrease of $10,633 in revenues, which was partially offset by the decrease of $608 in research and development expenses, the decrease of $188 in general and administrative expenses and the decrease of $334 in loss on equity accounted investment.

Fiscal Year Ended February 28, 2026

The following table summarizes our operating results for the years ended February 28, 2026 and February 28, 2025, in thousands of U.S. Dollars.

	Years ended
	February 28,	February 28,	Change
	2026	2025(1)	favorable / (unfavorable)
Revenues
Technology licensing	$-	$10,395	$(10,395)
Products	8	126	$(118)
Services	506	368	138
Total revenues	514	10,889	(10,375)

Cost of services
Cost of services	381	218	(163)
Total cost of services	381	218	(163)

Expenses
Research and development
Employee compensation	1,877	3,115	1,238
Stock-based compensation	490	471	(19)
Plant and laboratory operating expenses	836	870	34
External engineering	96	1,477	1,381
Machinery and equipment expenditures	2	64	62
Other	171	649	478
Total research and development	3,472	6,646	3,174

General and administrative
Professional fees	1,512	3,428	1,916
Employee compensation	1,516	1,942	426
Stock-based compensation	963	881	(82)
Insurance	1,604	1,871	267
Other	810	1,106	296
Total general and administrative	6,405	9,228	2,823
Impairment of equipment	-	8,460	8,460
Depreciation and amortization	384	524	140
Total expenses	10,261	24,858	14,597

Loss on equity method investment	763	687	(76)
Interest and other financial expenses	1,703	618	(1,085)
Interest income	(236)	(238)	(2)
Foreign exchange gain	(59)	(197)	(138)
Total other loss	2,171	870	(1,301)
Net loss	$(12,299)	$(15,057)	$2,758

(1) Certain comparative figures have been reclassified to conform to the current year presentation, including the introduction of a cost of services line item causing reclassifications out of research and development employee compensation and external engineering expenses. These reclassifications had no impact on the previously reported net loss and comprehensive loss.

Revenues

Revenues for the year ended February 28, 2026 decreased $10,375 to $514, as compared to $10,889 for the same period in 2025. The revenues for the year ended February 28, 2026 resulted from $506 in engineering fees and $8 from sales of Loop™ PET resin produced using monomers manufactured at the Terrebonne Facility. The revenues of $10,889 for the year ended February 28, 2025 resulted from $10,395 in licensing revenue from the up-front royalty received from Reed Societe Generale Group, $368 in engineering fees and $126 from sales of Loop™ PET resin produced using monomers manufactured at the Terrebonne Facility.

Cost of Services

Cost of Services for the year ended February 28, 2026 increased by $163 to $381 compared to $218 for the same period in 2025.

Research and Development

Research and development expenses for the year ended February 28, 2026 decreased by $3,174 to $3,472, as compared to $6,646 for the same period in 2025. The decrease was primarily attributable to a $1,381 decrease in external engineering expenses, a $1,238 decrease in employee compensation expenses and a $478 decrease in other, mainly legal fees.

General and administrative expenses

General and administrative expenses for the year ended February 28, 2026 decreased $2,823 to $6,405, as compared to $9,228 for the same period in 2025. The decrease was primarily attributable to a $1,916 decrease in legal fees, a decrease of $426 in employee compensation expenses, a decrease of $296 in other expenses and a decrease of $267 in insurance expenses.

Impairment of equipment

Impairment of equipment expense decreased by $8,460 for the year ended February 28, 2026. The impairment was fully recognized in the year ended February 28, 2025 and the agreement with the joint venture between the Company and SKGC was terminated. There are no future plans to construct and operate an Infinite Loop™ manufacturing facility in Ulsan, South Korea. As a result, there is no impairment to be recognized in the year ending February 28, 2026.

Loss on equity accounted investment

Loss on equity accounted investment increased by $76 for the year ended February 28, 2026. This loss relates to the Company’s 50% portion of the loss incurred by the India JV for the year ended February 28, 2026, during which the India JV incurred preliminary project costs for the planned Infinite Loop™ facility in India, which are mainly engineering fees.

Net Loss

The net loss for the year ended February 28, 2026 decreased $2,758 to $12,299, as compared to $15,057 for the same period in 2025. The decrease was primarily due to $8,460 decrease in impairment of equipment, the $3,174 decrease in research and development expenses, the $2,823 decrease in general and administrative expenses, which were offset by a $10,375 decrease in revenue and by $1,085 increase in interest and other financial expenses.

Loop Industries, Inc.

Condensed Consolidated Balance Sheets

(in thousands of U.S. dollars, except per share data)	As at
	February 28,	February 28,
	2026	2025

Assets
Current assets
Cash and cash equivalents	$2,356	$12,973
Accounts receivable	755	639
Inventories	-	82
Prepaid expenses	495	158
Total current assets	3,606	13,852
Equity method investments	1,478	1,281
Property, plant and equipment, net	1,699	1,737
Intangible assets, net	1,776	1,708
Total assets	$8,559	$18,578

Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable and accrued liabilities	$1,916	$3,545
Unearned revenue	234	102
Current portion of long-term debt	605	312
Total current liabilities	2,755	3,959
Due to customer	900	832
Series B Convertible Preferred stock	12,054	10,647
Long-term debt	2,430	2,773
Total liabilities	18,139	18,211

Stockholders' (Deficit) Equity
Common stock par value $0.0001; 250,000,000 shares authorized; 48,337,555 shares issued and outstanding (2025 – 47,620,263)	5	5
Additional paid-in capital	195,934	193,529
Accumulated deficit	(204,326)	(192,027)
Accumulated other comprehensive loss	(1,193)	(1,140)
Total stockholders' (deficit) equity	(9,580)	367
Total liabilities and stockholders' (deficit) equity	$8,559	$18,578

Loop Industries, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands of U.S. dollars, except for share data)	Years Ended
	February 28,	February 28,
	2026	2025
Revenues:
Technology licensing	$-	$10,395
Products	8	126
Services	506	368
Total revenues	514	10,889

Cost of services
Cost of services	381	218
Total cost of services	381	218

Expenses :
Research and development	3,472	6,646
General and administrative	6,405	9,228
Impairment of equipment	-	8,460
Depreciation and amortization	384	524
Total expenses	10,261	24,858

Other loss:
Loss on equity method investment	763	687
Interest and other financial expenses	1,703	618
Interest income	(236)	(238)
Foreign exchange gain	(59)	(197)
Total other loss	2,171	870
Net loss	(12,299)	(15,057)

Other comprehensive loss
Foreign currency translation adjustment	(53)	(70)
Comprehensive loss	$(12,352)	$(15,127)
Net loss per share
Basic and diluted	$(0.26)	$(0.32)
Weighted average common shares outstanding
Basic and diluted	47,960,970	47,587,038

Loop Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands of U.S. dollars)	February 28,	February 28,
	2026	2025
Cash Flows used in Operating Activities
Net loss	$(12,299)	$(15,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	384	524
Stock-based compensation	1,453	1,352
Impairment of machinery & equipment	-	8,460
Write-down of inventory	130	-
Accrued interest and other financing costs	1,520	359
Loss on equity method investments	763	687
Changes in operating assets and liabilities:
Accounts receivable and other	(78)	(322)
Inventories	(44)	14
Prepaid expenses	(328)	410
Accounts payable and accrued liabilities	(1,743)	1,350
Unearned revenue	132	102
Net cash used in operating activities	(10,110)	(2,121)

Cash Flows used in Investing Activities
Distribution from equity investment	-	368
Contributions to equity method investments	(960)	(1,954)
Additions to intangible assets	(211)	(450)
Net cash used in investing activities	(1,171)	(2,036)

Cash Flows used in Financing Activities
Proceeds from issuance of series B Convertible Preferred stock	-	10,395
Proceeds from exercise of stock options	64	-
Proceeds from ATM equity offering, net of issuance costs	889	-
Repayment of long-term debt	(275)	(77)
Net cash provided by financing activities	678	10,318

Effect of exchange rate changes	(14)	(146)
Net change in cash and cash equivalents	(10,617)	6,015
Cash and cash equivalents, beginning of year	12,973	6,958
Cash and cash equivalents, end of year	$2,356	$12,973

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$183	$257
Interest received	$236	$307

About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world's shift toward sustainable PET plastic and polyester fiber and away from its dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles packaging and textiles such as carpets and clothing, into their base building block monomers DMT and MEG. The monomers are separated, purified and polymerized to create virgin-quality Loop™ & Twist™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop™ & Twist™ PET can be recycled infinitely without degradation of quality, helping to close the plastic loop. Loop Industries is committed to contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on X: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Follow Twist™ on Instagram: twistbyloop

For More Information:

Investor Relations:

Kevin C. O’Dowd, Investor Relations

Loop Industries, Inc.

+1 617-755-4602

kodowd@loopindustries.com

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as defined in the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, ability to improve and expand our technology and commercial capabilities, competition, expected activities, timelines, and expenditures as we pursue our business plan, the adequacy of our available cash resources, regulatory compliance, plans for future growth and future operations; anticipated capital requirements, milestones and timelines, and capacity projections for our India JV and European partnership initiatives; the structure, financing, and expected benefits of our licensing and joint venture arrangements; progress on off-take negotiations and related revenue potential; the expected efficiency, scalability, and cost advantages of our proposed modular approach.. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Actual results may differ materially from the projections discussed in these forward-looking statements. The economic environment within which we operate could materially affect our actual results. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under “Risk Factors.” Additional factors that could materially affect these forward-looking statements and/or projections include, among other things: (i) our ability to commercialize our technology and products, (ii) the status of our relationships with our partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding relative to our current and future financial commitments, (vi) our ability to continue as a going concern, (vii) engineering, contracting, and building our manufacturing facilities, (viii) our ability to scale, manufacture, and sell our products and to license our technology in order to generate revenues, (ix) our proposed business model and our ability to execute it, (x) our ability to obtain the necessary approvals or satisfy any closing conditions in respect of any of our proposed partnerships, (xi) our joint venture projects and our ability to recover certain expenditures in connection to them, (xii) adverse effects on the Company’s business and operations as a result of increased regulatory, media, or financial reporting scrutiny, practices, rumors, or otherwise, (xiii) public health issues, such as disease epidemics, which may lead to reduced access to capital markets, supply chain disruptions, and government-imposed business closures, (xiv) war, regional tensions, and economic or other conflicts including trade disputes and increasing protectionist measures that could impact market stability and our business; (xv) the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility and fluctuations in foreign currency exchange and interest rates, (xvi) the outcome of any SEC investigations or class action litigation filed against us, (xvii) our ability to hire and/or retain qualified employees and consultants, (xviii) other events or circumstances over which we have little or no control, and (xix)  other factors discussed in Loop’s Annual Report on Form 10-K for the fiscal year ended February 28, 2026 filed with the SEC and in Loop’s subsequent filings with the SEC. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in Loop’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, unless otherwise required by law.